Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on (i) Form S-3 (Nos. 333-25995, 333-62155, 333-33726, 333-54616, 333-60912-01, 333-55866-01, 333-91316-01, 333-102961, 333-102962-01, 333-122424, 333-124471, 333-141491, 333-142584, 333-153598 and 333-156783-02) and (ii) Form S-8 (Nos. 333-56343 and 333-122168) of Kinder Morgan Energy Partners, L.P. of our report dated April 30, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the adoption of FASB Statement No. 160 discussed in Note 2, as to which the date is September 18, 2009 relating to the consolidated balance sheet of Kinder Morgan G.P., Inc., which appears in this Current Report on Form 8-K of Kinder Morgan Energy Partners, L.P. dated September 18, 2009.

PricewaterhouseCoopers LLP

Houston, Texas
September 18, 2009